Exhibit 99.1

Safeguard Scientifics Announces Second Quarter 2013 Financial Results

Partner companies remain on track to achieve growth and operating, financial and strategic milestones; Conference call and webcast today at 9:00 a.m. EDT

WAYNE, Pa.--(BUSINESS WIRE)--July 25, 2013--Safeguard’s partner companies remain on track to achieve growth and operating, financial and strategic milestones. As a result, Safeguard reiterated aggregate partner company revenue guidance for 2013 to be between $250 million and $270 million. Results for Safeguard partner companies are reported on a one-quarter lag basis.

“We are encouraged by the steady growth of our partner companies and by the gradual improvement in both the domestic economy and deal flow climate,” said Stephen T. Zarrilli, President and CEO at Safeguard. “Although the M&A market remains a little spotty, by focusing on Safeguard’s core business in the near-term, we are confident that we can achieve strategic goals in the long-term. We maintain our intent to grow our stable of partner companies to 25 by year-end 2013, deploy capital with greater consistency, and achieve monetizations with aggregate cash-on-cash returns at a minimum of 2x cost. Through keen focus and consistent execution, we believe that we can drive Safeguard’s capital under management to a range of $550 million to $700 million by year-end 2015.”

“As of June 30, 2013, Safeguard had deployed $233 million of capital into its 20 current partner companies,” said Jeffrey B. McGroarty, Senior Vice President and Chief Financial Officer at Safeguard. “Our net cash, cash equivalents and marketable securities at the end of the quarter totaled $130.7 million, after subtracting the total carrying value of debt outstanding of $49.4 million. For the three months ended June 30, 2013, Safeguard’s net loss was $28.1 million, or $1.33 per share, compared to $10.1 million, or $0.48 per share, for the same period in 2012. For the six months ended June 30, 2013, Safeguard’s net loss was $40.1 million, or $1.90 per share, compared to $19.8 million, or $0.95 per share, for the same period in 2012.”

PARTNER COMPANY HIGHLIGHTS

KEY: Safeguard Partner Company Revenue Stages
Development Stage		Initial Revenue Stage		Expansion Stage		High Traction Stage
--	Pre-revenue	--	$0M to $5M in revenue	--	$5M to $20M in revenue	--	$20M+ in revenue
--	Proving out	--	Initial customers	--	Commercial grade solution	--	Significant
	technology	--	Early market	--	Growing market		commercial traction
--	Developing prototype		penetration		penetration
--	Beta stage customers	--	Management team forming	--	Management team built out
		--	Infrastructure being	--	Infrastructure in place
built

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ — High Traction Stage)

AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare revenue cycle and business management solutions that substantially improve decision-making, maximize financial performance, streamline operations and eliminate compliance risks for healthcare providers. AdvantEdge is recognized as one of the top 10 medical billing, coding and practice management companies in the U.S.; has more than 675 employees in eight regional offices in the U.S. and one office in Bangalore, India; and collects more than $1 billion annually for its physician, hospital, ambulatory surgery and large office-based clients. Safeguard has deployed $15.3 million in AdvantEdge since November 2006 and has a 40% primary ownership position.

Market Opportunity — The market for AdvantEdge’s services is estimated to be between $4 billion and $8 billion annually, which includes hospital-based physician revenue cycle management and office-based revenue cycle management.

Operating Highlights — AdvantEdge continues to gain meaningful scale through organic growth and strategic acquisitions, having completed eight M&A transactions since 2007. The company’s revenue in 2012 was $43.6 million and is expected to exceed $50 million in 2013 with EBITDA margins in excess of 15%.

Alverix, Inc. (San Jose, CA — Initial Revenue Stage)

Alverix designs, develops and manufacturers next-generation instrument and connectivity platforms for diagnostic Point-of-Care (“POC”) testing. Alverix’s systems enable laboratory quality results in a mobile, inexpensive format, extending testing beyond high volume sites to physician office labs, retail clinics, emerging markets and the home, where immediate results are critical to patient care. Alverix and Becton, Dickinson and Company (“BD”) have co-developed and BD is commercializing a proprietary POC system that improves near patient infectious-disease diagnoses. Safeguard has deployed $9.1 million in Alverix since October 2007 and has a 49% primary ownership position.

Market Opportunity — The POC testing market is forecasted to grow at a compound annual growth rate of 10.9%, from $13.4 billion in 2008 to $22.5 billion in 2013. Eight firms control an estimated 70% of the total market, but beyond these there is massive fragmentation. Growth in the POC market has been limited by the price, complexity and performance of instruments required to analyze assay results. At a cost of $2,500 to $5,000 per unit, only high volume sites such as emergency rooms or hospital laboratories can afford these instruments. Alverix’s platform technology is based on inexpensive optoelectronic components and sophisticated detection algorithms, which produce laboratory quality results that are unmatched by other competing instruments. At a target price point of under $300, physicians and retail clinics can now afford highly accurate diagnostic test systems in their offices, and are able to capture revenue by offering tests at the point of care. This offers immediate treatment decisions, whereas previously, patient samples were to reference labs or hospital labs for testing.

Operating Highlights — Alverix and BD have co-developed the CLIA-waived BD Veritor™ System based on proprietary Alverix technology, which BD is currently commercializing in the U.S., Japan, Canada and Australia. Alverix remains focused on growing its POC platform business through co-development of near patient test systems with select partners and through development of its own systems.

Crescendo Bioscience, Inc. (San Francisco, CA – Expansion Stage)

Crescendo Bioscience is a molecular diagnostics company that operates a CLIA-certified laboratory and is dedicated to developing and commercializing objective, quantitative and reproducible blood tests for rheumatoid arthritis (“RA”) and other auto-immune diseases. With Crescendo Bioscience’s multi-biomarker Vectra™ DA blood test, physicians can make more informed treatment decisions. Vectra DA integrates 12 serum proteins associated with RA disease activity into a single objective score, reporting test results to the physician in seven to 10 days. Commercially available since 2010, Vectra DA has been used by approximately 17% of rheumatologists in the U.S. to evaluate more than 40,000 patients’ disease. Safeguard deployed $10.0 million in Crescendo Bioscience in December 2012 and has a 13% primary ownership position.

Market Opportunity — More than 1.5 million U.S. patients and 4 million people worldwide suffer from RA; 100,000 new U.S. patients are diagnosed annually. Crescendo Bioscience’s total annual market opportunity is estimated to be $1.6 billion. Assessing RA disease activity is currently a subjective undertaking, which leads to inferior outcomes and inefficient drug therapy. U.S. patients are treated by a concentrated group of approximately 3,500 rheumatologists who have only subjective measures to assess disease activity and treatment response. Lack of an objective measure leads to suboptimal patient outcomes and inefficient use of expensive biologic drugs. In 2012, the drug spend for RA was over $7 billion and has grown at a rapid rate since 2002, when it was under $2 billion. Drug spend for RA is among the top specialty biopharma spend for payers, and the lack of an accurate test of their efficacy (or lack of efficacy) contributes significantly to that spend as well as to significant morbidity for patients.

Operating Highlights — During the second quarter 2013, Crescendo Bioscience achieved many important milestones. The Company received a positive coverage decision from Medicare, supporting the scientific foundation of Vectra DA. Crescendo Bioscience also received a laboratory permit from the New York Department of Health’s Clinical Laboratory Evaluation Program, which will allow the Company’s services to be available in New York, and permit Vectra DA to be offered in all 50 states in the U.S. Lastly, Crescendo Bioscience received accreditation from the Commission on Laboratory Accreditation of the College of American Pathologists (“CAP”) based on the results of an on-site laboratory inspection. The U.S. federal government recognizes the CAP Laboratory Accreditation Program as being equal-to or more-stringent-than the government's own inspection program.

Good Start Genetics, Inc. (Cambridge, MA — Expansion Stage)

Good Start Genetics is an innovative molecular diagnostic company that has developed more accurate and comprehensive pre-pregnancy genetic tests. In early 2012, Good Start Genetics launched its sequencing-based carrier screening test, GoodStart Select™, which screens for all 23 disorders recommended for screening by major medical societies. Good Start Genetics’ next-generation DNA sequencing technology, combined with other best-in-class technologies, results in higher detection rates regardless of ethnicity. Good Start Genetics is looking to eventually market the test not only to fertility clinics, but also to Ob/Gyn practices, as well as to move into other areas of reproductive health and build a fully-integrated, next-generation sequencing company. Safeguard has deployed $12.0 million of capital in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Market Opportunity — Genetic disorders impose a significant healthcare burden on society, accounting for 10% of pediatric admissions and 20% of infant mortality. Over 6,000 genetic disorders, each of which affect less than 200,000 Americans, combine to afflict an estimated 25 million to 30 million people in the U.S. This high heterogeneity makes diagnosis and treatment difficult and expensive. The magnitude can be appreciated by multiplying the North American genetic disease incidence of 1 in 280 births by the consequent medical expenditure from $100,000 to several million dollars per child. However, this high cost can be prevented. Preconception carrier testing allows prevention of genetic disorders. The potential annual U.S. market for Good Start Genetics’ carrier testing product in the assisted reproduction market alone is estimated at $500 million. This number excludes the larger general Ob/Gyn market.

Operating Highlights — Good Start Genetics expects to achieve revenues in 2013 of at least $25 million; achieve profitability during the third quarter 2013; and operate at cash flow break even by the end of 2013. During the second quarter 2013, Good Start Genetics achieved many important milestones. The Company received approval to conduct genetic screening in New York, making the company the first laboratory to offer extensively validated next-generation DNA sequencing-based carrier screening in New York, where nearly 25 percent of all reproductive health carrier screening is performed each year. Secondly, Genetics in Medicine published a study entitled “Next-Generation Carrier Screening,” which validated Good Start Genetics’ powerful, proprietary next-generation DNA sequencing approach and demonstrated that Good Start Genetics' DNA sequencing-based technology surpasses other methods by yielding more accurate, sensitive and complete carrier screening results. Good Start Genetics also reported clinical data that showed its carrier screening technology detects mutations in cystic fibrosis and other diseases missed by traditional approaches. Lastly, Good Start Genetics closed a non-dilutive loan facility for up to $28 million of capital from Capital Royalty L.P., which the company intends to use to support its long-term corporate growth initiatives.

Medivo, Inc. (New York, NY — Expansion Stage)

Medivo is an emerging, cloud-based health monitoring platform that connects doctors, consumers and clinical labs. Medivo’s unique access to clinical data and advanced analytics simplifies and improves health interactions. Medivo makes it easy to access lab tests and to measure and track health information. All of Medivo’s services, including mobile tools and simple explanations of lab results, are free for physicians and consumers. Safeguard has deployed $11.6 million in Medivo since November 2011 and has a 35% primary ownership position.

Market Opportunity — The pharmaceutical industry spends more than $30 billion annually in the U.S. to promote products, with $14 billion focused on marketing programs. Medivo generates revenue through targeting and analytics programs, clinical services, and creating unique messaging opportunities that lead to increased patient compliance and adherence. Care management is a $2.8 billion market, which Medivo also participates in. Based upon current physician and patient monetization rates, the addressable market for Medivo’s products is approximately $500 million in the U.S., and approaches $1 billion worldwide.

Operating Highlights — For the past three years, Medivo has doubled its growth year-over-year and is well-positioned for continued growth with a robust pipeline of client contracts. Twelve of the top 50 life sciences companies have engagements with Medivo. The Medivo platform includes modules for physicians and patients with diabetes, dyslipidemia, hepatitis C, gout, low testosterone, irritable bowel disease, hereditary angioedema, and chronic myelogenous leukemia. Initiatives are underway to continue to expand the company’s network of laboratories and health monitoring modules, including obesity, rheumatoid arthritis, hepatitis B, HIV, colon cancer, breast cancer, prostate cancer, myelofibrosis, multiple myeloma, growth hormone deficiency, osteoporosis, hypothyroidism, depression, migraine, pain and multiple sclerosis. During the second quarter 2013, Medivo raised $15 million to further expand its analytics platform. Proceeds will also be used to broaden and enhance Medivo’s product offerings for physicians and consumers, and to develop new patient engagement services. Participants in the round included Safeguard, which provided $5.3 million, Merck Global Health Innovation Fund and MentorTech Ventures.

NovaSom, Inc. (Glen Burnie, MD — Expansion Stage)

NovaSom is a medical device company that has developed the first and only FDA-cleared wireless home sleep test for Obstructive Sleep Apnea (“OSA”), called AccuSom® Home Sleep Test. The NovaSom home sleep testing technology and MediTrack® portal have been shown to provide in-home, clinically equivalent diagnosis of OSA at a significantly reduced cost compared to in-facility testing for uncomplicated adult OSA. Industry experts estimate that 15% of OSA diagnoses are currently made in the home, a total that should increase significantly as more insurers divert patients from more-expensive sleep lab testing. Safeguard deployed $20.0 million in NovaSom in June 2011 and has a 30% primary ownership position.

Market Opportunity — The OSA diagnostic market is estimated to be more than $4 billion and growing 15-20% annually. Only 3 million sufferers have been diagnosed today, out of an estimated 18 million moderate to severe OSA sufferers.

Operating Highlights — Subsequent to the second quarter 2013, NovaSom announced that John Spitznagel was appointed as the Company’s new CEO and as a member of its board of directors. Mr. Spitznagel brings to NovaSom more than 45 years of experience as a successful healthcare executive, with extensive knowledge of commercialization and growth strategies. Mr. Spitznagel succeeded Richard Hassett, M.D., who served as President and CEO since 2010, and was responsible for overseeing the launch of AccuSom, the first FDA-cleared wireless home sleep test, in 2011.

NuPathe Inc. (NASDAQ:PATH) (Conshohocken, PA — Development Stage)

NuPathe is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system. Safeguard has deployed $23.3 million of capital in NuPathe since September 2006 and owns 17% of NuPathe’s outstanding common shares. NuPathe completed its initial public offering in August 2010.

Market Opportunity — In the U.S., 31 million adults, including approximately three times as many women as men, suffer from migraine. Approximately half of those diagnosed and treated experience migraine-related nausea along with the headache in at least half of their migraine attacks.

Operating Highlights — With approval in hand and issued patents expected to provide protection through April 2029, NuPathe management remains focused on securing commercial partners and working with its manufacturing partner to prepare for the expected launch of ZECUITY® in the fourth quarter 2013 in the U.S.

PixelOptics, Inc. (Roanoke, VA — Initial Revenue Stage)

PixelOptics is a medical technology company that has developed a Generation 2 version of its product, Empower, the world’s first and only electronically focusing prescription eyewear. Empower uses dynamic electronic technology to change the near zone focus automatically, reducing or eliminating perceived distortion and other limitations associated with static multifocal lenses. Safeguard has deployed $36.9 million in PixelOptics since April 2011 and has a 25% primary ownership position.

Market Opportunity — Approximately 60 million pairs of Progressive Addition Lenses are sold annually worldwide, representing an estimated $15 billion market, which is expected to continue to grow as the population ages.

Operating Highlights — During the second quarter 2013, Safeguard recognized an impairment charge of $9.9 million related to PixelOptics, based on an estimate of the fair value of Safeguard’s holdings in the Company. PixelOptics has completed the redesign of Empower and requires additional capital for commercial launch. As a result, PixelOptics is working with a transaction advisory firm to raise additional capital or explore strategic alternatives, including M&A. Safeguard does not intend to deploy substantial additional capital in PixelOptics.

Putney, Inc. (Portland, ME — Expansion Stage)

Putney is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Putney’s mission is to partner with veterinary practices to provide high-quality medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. Safeguard deployed $10.0 million in Putney in September 2011 and has a 28% primary ownership position.

Market Opportunity — The companion animal medicines and vaccines sector represented $8.9 billion of sales in 2011, or 40% of the total animal health medicines and vaccines market. This sector grew at a CAGR of 6% between 2006 and 2011 and, excluding the impact of foreign exchange, is projected to grow at a CAGR of 5% per year between 2011 and 2016, according to Vetnosis.

Operating Highlights — During the second quarter 2013, Putney launched its Enrofloxacin flavored tablets, its second FDA-approved generic launch this year. Putney’s Enrofloxacin flavored tablets is the first and only FDA-approved generic of Baytril® Taste Tabs®. Enrofloxacin is indicated for the management of diseases associated with bacteria susceptible to enrofloxacin, such as urinary cystitis, respiratory tract infections and dermal infections in dogs and cats. Putney currently markets four FDA CVM-approved veterinary generic products with a pipeline of approximately twenty products in various stages of development and CVM review.

Sotera Wireless (San Diego, CA – Initial Revenue Stage)

Sotera Wireless is a medical device company that has developed a wireless patient monitoring platform called ViSi Mobile®. The FDA-approved ViSi Mobile System continuously monitors all core vital signs—heart rate or pulse rate, electrocardiogram, blood pressure, blood oxygenation level, respiration rate and skin temperature—all with a monitoring accuracy typically found in intensive care units while not restricting the patient’s mobility. ViSi Mobile is able to wirelessly transmit patient vital sign information for remote viewing and notification, as well as to interface with Electronic Medical Records. Safeguard deployed $1.3 million in Sotera Wireless in February 2013 and paid $1.2 million to acquire additional shares from a previous investor and has a 7% primary ownership position.

Market Opportunity — Sotera Wireless’ initial addressable market in the U.S. is 5,800 hospitals, or 500,000 currently not continuously monitored beds. The company estimates that 5-7% of U.S. hospitals are considered early technology adopters. As a result, Sotera Wireless is building its pipeline by focusing its initial efforts and sales force on these institutions. The company forecasts a penetration of 20% of U.S. hospitals by 2018 and is also in the process of launching internationally.

Operating Highlights — During the second quarter 2013, Sotera Wireless announced a partnership with Intermountain Healthcare, a Utah-based non-profit system of 22 hospitals, 185 clinics and an employed physician base of more than one thousand doctors. Intermountain Healthcare, a proponent in the use of innovative technology for improved patient safety, is currently piloting the ViSi Mobile System in two post-surgical care units at its flagship hospital, Intermountain Medical Center, as well as its LDS hospital in Utah. In addition during the quarter, Sotera Wireless expanded its board of directors adding Charles “Chuck” Sted, former president and chief executive officer of Hawaii Pacific Health, and Bert Zimmerli, CFO of Intermountain Healthcare.

TECHNOLOGY

AppFirst, Inc. (New York, NY – Initial Revenue Stage)

AppFirst is a leading developer of powerful, yet simple application performance monitoring solutions, providing full-stack visibility into systems, applications and business metrics. The company’s software-as-a-service (SaaS) platform is powered by a flexible, big data platform that collects, analyzes and correlates numerous data sources into a configurable dashboard, allowing users to easily monitor important information and to quickly troubleshoot problems. Safeguard deployed $6.5 million in AppFirst in December 2012 and has a 35% primary ownership position.

Market Opportunity — AppFirst competes in the $2.1 billion application performance monitoring market, where existing vendors are growing 9% per year, according to 2012 Gartner Group estimates.

Operating Highlights — During the second quarter 2013, AppFirst announced a partnership with Savage IO, Inc. to power its remote monitoring platform. This partnership comes on the heels of AppFirst’s announcement in the first quarter 2013 with Engine Yard, a leading Platform as a Service company.

Beyond.com, Inc. (King of Prussia, PA — High Traction Stage)

Beyond.com is The CareerNetworkTM focused on helping people grow and succeed professionally. Beyond.com helps employers and more than 30 million job seekers pinpoint the most relevant opportunities based on location, industry and expertise. This is achieved through 75 unique career channels, 2,500 industry communities, and 500 professional communities which reach more than 100 countries in the Beyond.com global network. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 38% primary ownership position.

Market Opportunity — The Human Capital Management Market is estimated to be $85 billion worldwide. According to IDC, the U.S. recruiting market is estimated to be between $15 billion to $20 billion, while the Online Recruitment Industry in the U.S. is estimated to be a $5.3 billion market with a forecasted compound annual growth rate of 4% through 2015.

Operating Highlights — During the second quarter 2013, Beyond.com published results of a survey that highlights the different perceptions held by HR professionals of so-called Millennial-generation job seekers. The survey, which also was featured in a Wall Street Journal article, includes eight tips on how Millennials can overcome negative stereotypes of their age group. Beyond.com grew its revenues in 2012 by over 50% and expects to do the same in 2013.

Bridgevine, Inc. (Vero Beach, FL — High Traction Stage)

Bridgevine is a performance based digital marketing company that has consolidated the fragmented digital media ecosystem through a proprietary up-sell and cross-sell optimization platform. Bridgevine utilizes its proprietary optimization platform Acquisition and Merchandising Platform (“AMP”) to (a) provide insight and attribution across the digital marketing landscape of SEO, SEM, Mobile, Social and Display Media, and (b) perform superior up-sell and cross-sell for brands to better monetize their customers through complimentary offers delivered seamlessly into third party web and CRM environments. Through these solutions, Bridgevine has delivered more than $2.5 billion in revenue to enterprise customers such as Comcast, AT&T, Time Warner Cable, CenturyLink, Constellation Energy, and DIRECTV. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 23% primary ownership position.

Market Opportunity — Barclays PLC estimates that the online lead generation/e-mail marketing market is expected to grow from $1.8 billion in 2012 to $2.0 billion in 2016. In addition, the market for online search-related marketing is estimated to grow from $17.7 billion in 2012 to $29.9 billion in 2016.

Operating Highlights — During the second quarter 2013, Bridgevine’s President and COO Mickey Smith retired, and industry veteran Sean Barry assumed the role as CEO. Mr. Barry came to Bridgevine from Allconnect with more than 20 years’ experience in global sales and operations, business development and advertising at both established and hyper-growth companies. In addition, Bridgevine released several new major capabilities and providers to their software-as-a-service AMP for some of the world’s largest media/telecom companies, and opened a call center in Palm City Florida to further support their multi-channel capabilities for order conversion and cross-selling.

DriveFactor, Inc. (Richmond, VA — Initial Revenue Stage)

DriveFactor provides insurance companies with a turn-key software platform that enables usage based insurance (“UBI”) programs. DriveFactor has created an elegant UBI platform that is statistically more predictive and financially more attractive for insurance companies to implement. It is also a more privacy-sensitive, financially equitable offering for consumers. DriveFactor is currently available in the U.S., Canada and Europe. Safeguard has deployed $3.5 million in DriveFactor since December 2011 and has a 35% primary ownership position.

Market Opportunity — UBI programs, also known as telematics-enabled insurance, is estimated to grow 50x and generate over $50 billion in premiums globally by 2020, according to Ptolemus Consulting Group. In the U.S. alone, nearly one million vehicles utilized a form of UBI in 2012, which is expected to increase to 38 million in 2017. In Europe, where adoption is ahead of the U.S., there are already more than 2 million telematics subscribers in Italy alone.

Operating Highlights — During the second quarter 2013, DriveFactor announced a partnership with Deutsche Telekom that offers insurers around the world a complete single-source UBI service—from hardware to integrating evaluated driving data into their IT systems. In addition, DriveFactor was shortlisted twice for this year’s Telematics Update Awards as a 2012/13 Industry Newcomer and in the Best Insurance Telematics Product or Service Launch category. Subsequent to the second quarter 2013, DriveFactor announced a partnership with Admiral Group plc, one of the largest insurers in the United Kingdom. The goal of the partnership is to expand UBI in the U.K., one of the most competitive marketplaces for auto insurance in the world with an unparalleled level of innovation and rate transparency.

Hoopla Software, Inc. (San Jose, CA — Initial Revenue Stage)

Hoopla has developed a complete employee engagement system designed to increase motivation and steer employee actions and behaviors. Hoopla’s subscription-based SaaS application leverages enterprise data, advanced game mechanics and sophisticated communication tools to cultivate a high performance culture and drive results. Safeguard deployed $1.5 million in Hoopla in December 2011 and has a 25% primary ownership position.

Market Opportunity — Hoopla is in the employee performance management market. Companies in the U.S. spend approximately $5 billion on employee performance software and almost $38 billion on employee incentives every year. Hoopla’s platform takes advantage of data analytics and advanced gamification techniques to enhance performance.

Operating Highlights — During the second quarter 2013, Hoopla unveiled its new Game Center offering, designed to help managers create sales contests that motivate employees to achieve key business objectives. Game Center includes built-in game mechanics, animations, graphics, sounds, and images that customers can use to quickly create sales contests that tap into the natural competitive spirit of their salespeople. The system integrates with CRM systems, making it easy for managers to motivate employees to achieve specific business goals, such as the number of calls made, appointments set, or deals closed.

Lumesis, Inc. (Stamford, CT — Initial Revenue Stage)

Lumesis is a SaaS, cloud-based financial technology company dedicated to delivering software solutions and comprehensive, timely data to the muni-bond marketplace. Through sophisticated analytical tools, real-time alerts, proprietary visualization technology and content-rich reporting, Lumesis’ DIVER solutions allow professionals across the municipal market to easily identify portfolio risks and opportunities, improve customer satisfaction, ensure compliance and enable growth. Lumesis is currently engaged with a range of organizations, including some of the largest asset managers, mutual fund companies, banks and global wealth management organizations. Safeguard has deployed $4.0 million in Lumesis since February 2012 and has a 44% primary ownership position.

Market Opportunity — Lumesis today focuses on delivering its solutions to portfolio managers, investment advisors and issuers/underwriters in the muni-bond marketplace, which has doubled over the past ten years. The company estimates that its current addressable market to this customer base is approximately $1 billion on an annual basis.

Operating Highlights — During the second quarter 2013, Lumesis appointed Vincent Aubrun as Chief Technology Officer and VP of Engineering. In this newly created position, Aubrun will lead all technology initiatives at Lumesis to deliver increasingly powerful and comprehensive software solutions tailored to meet the unique needs of its clients.

MediaMath, Inc. (New York, NY — High Traction Stage)

MediaMath is a leader in the demand side platform and online advertising categories. Through MediaMath’s TerminalOne platform, the company buys billions of highly targeted ads per month on behalf of dozens of top-tier agencies, including all the major agency holding companies. Major brands utilizing the platform include Guthy-Renker, American Express, Kayak, 1-800-Flowers.com and Prudential. Today, MediaMath serves more than 3,500 clients with more than 270 employees in nine offices worldwide. International operations are now responsible for approximately 35% of MediaMath annual revenue. Safeguard has deployed $18.5 million of capital in MediaMath since July 2009 and has a 22% primary ownership position.

Market Opportunity — According to PwC, the worldwide digital ad spend in 2013 is expected to be $124 billion, an increase of 18% from 2012. This same market is expected to grow at a compound annual growth rate of 15.6% between 2012-2016.

Operating Highlights — During the second quarter 2013, MediaMath renamed and relaunched its Adroit business unit after incorporating pixel-free technology acquired from an Akamai Technologies data cooperative in January. Now, the Adroit Digital unit has about 300 advertisers who control over $30 million of daily advertising spend. In the next year, MediaMath intends to add self-service features to the Adroit offering to allow cooperative members to run reports and access data any time. In addition, MediaMath broadened its penetration of the Asia Pacific region through an agreement with Yield One, a large Japanese supply side platform owned by DAC Group. Users of MediaMath’s platform are expected to be able to access audience segments in Japan, maximizing ad campaign performance and minimizing spend on wasted impressions. MediaMath also partnered with LiveRamp to build a seamless programmatic buying experience using offline data. When this technology is paired with data onboarding, brands can optimize messaging, find high performance audiences, and increase ROI.

Pneuron Corporation (Woburn, MA – Initial Revenue Stage)

Pneuron helps Fortune 5000 enterprise companies reduce the time and cost of application development by up to 50%. Pneuron’s lightweight, cloud-ready enterprise-class platform provides a suite of high-performance “pneurons” that enables enterprises to build, deploy and manage distributed analytics, applications and operating models directly against source systems and to centrally integrate insights. Safeguard deployed $5.0 million in Pneuron in February 2013 and has a 28% primary ownership stake.

Market Opportunity — The financial service industry spends approximately $10 billion per year on cloud enablement, information management software and BI/analytics/collaboration, based on Forrester Research estimates. While analysts agree that Pneuron does not fit neatly into any category, the company is positioned to be a disruptive player across the financial service industry.

Operating Highlights — During the second quarter 2013, Pneuron initiated service to the property & casualty insurance market through a contract with a global specialty insurance underwriter. In addition, Pneuron named Heather Moran and Monica C. Seidel Chief Financial Officer and Chief Marketing Officer, respectively. Moran served in executive financial posts at McKesson Provider Technologies, RedPrairie and Fiserv. Seidel has worked with high-profile executives at MasterCard International, IBM and Microsoft over the course of her 20+ year career.

Spongecell, Inc. (New York, NY — Expansion Stage)

Spongecell builds online ads that are data-driven, responsive, customizable and scalable across the web. Spongecell’s dynamic creative technology helps advertisers and their agencies build interactive ads that can be personalized to the individual consumer automatically and in real time. Spongecell builds digital ads in as little as 72 hours, allowing creative agencies to quickly deploy interactive ad campaigns that increase engagement by as much as 154% over static ads. Spongecell’s interactive features and short build times are available in both display and in-stream formats. Safeguard deployed $10.0 million in Spongecell in January 2012 and has a 23% primary ownership position.

Market Opportunity — The size of the U.S. Internet advertising market was approximately $37 billion in 2012, with a nine-year compound annual growth rate of 19.7%. Spongecell specifically addresses the high-growth mobile, video, rich media and display sub-markets, which represent approximately one-third of the total Internet advertising market.

Operating Highlights — During the second quarter 2013, Spongecell named adtech executive Byron Ellis CTO, who previously held senior leadership positions with AdBrite and LivePerson. In addition, Spongecell announced a partnership with Digital Element, providing brand advertisers and their creative and media agencies IP geolocation technology to deliver smarter ads, faster. Lastly, Spongecell was one of eight technology providers invited to participate in the Signal P&G event, an event hosted by Proctor & Gamble and Federated Media and focusing on brand building in the digital space.

ThingWorx, Inc. (Exton, PA — Initial Revenue Stage)

ThingWorx provides the first software platform designed to efficiently build and run the applications of today’s connected world. The ThingWorx platform combines the key functionality of Web 2.0, search, and social collaboration, and applies it to the world of “things,” including connected products, machines, sensors, and industrial equipment. Businesses use the ThingWorx platform to deliver innovative applications and connected solutions across markets ranging from manufacturing, energy, and food, to Machine to Machine (“M2M”) remote monitoring and service, as well as in emerging “Internet of Things” applications, including smart cities, smart grid, agriculture, and transportation. Safeguard has deployed $10.0 million in ThingWorx since February 2011 and has a 40% primary ownership position.

Market Opportunity — The global M2M market is expected to grow at a 26% compound annual growth rate from $21.5 billion in 2011 to $86.0 billion in 2017. Within the M2M market, the M2M platform market is expected to reach approximately $4 billion by 2017. Many large companies, including Cisco, expect the number of connected devices to grow from 12.5 billion in 2010 to 50 billion in 2012.

Operating Highlights — During the second quarter 2013, ThingWorx continued to expand its customer base delivering M2M and IOT solutions worldwide. New customers included Acumen Solutions, Industrial Networking Solutions, KORE Telematics, Nippon Systemware, Numenta, and Tech Mahindra. In response to this increased global demand, ThingWorx announced its expansion and focus on the European, Middle Eastern and African (EMEA) market with the appointment of Ken Forster as the head of EMEA operations. Forster has built innovative products, teams and global businesses for over 25 years and has held senior leadership roles at Syngenta, The Coca-Cola Company, and Philip Morris, co-founded three industrial automation companies including ObjectAutomation, and was an early evangelist of PC-based automation at Lockheed and Wonderware. During the quarter, ThingWorx received the Greater Philadelphia Alliance for Capital and Technologies (PACT) Enterprise Award for “Startup of the Year”, and was named to the Business Leaders Network Internet of Things ‘Ones to Watch' List for 2013.

PENN MEZZANINE

Safeguard’s partnership with Penn Mezzanine augments Safeguard’s capabilities as a growth capital provider and generates opportunities to manage external sources of capital. This initiative is producing current interest and fee income. As the initiative matures, it may also produce management fee income and profit participation. This platform enables Safeguard to provide flexible financing strategies to current and prospective partner companies, as well as other potential borrowers. Safeguard deployed $3.9 million in Penn Mezzanine in August 2011 and has a 36% ownership position.

Operating Highlights — At June 30, 2013, Penn Mezzanine had outstanding an aggregate of $21.7 million in eight companies yielding 13.8%, including cash and PIK interest. As of June 30, 2013, Safeguard had an aggregate of $9.8 million in carrying value related to its participating interests in Penn Mezzanine’s lending activities. Interest income for the three months and six months ended June 30, 2013 related to Penn Mezzanine activities was $0.4 million and $0.7 million, respectively.

SAFEGUARD SCIENTIFICS SECOND QUARTER 2013 CONFERENCE CALL

Please call at least 15 minutes prior to the call to register.

Date: Thursday, July 25, 2013

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Call-in Number: 877-317-6789 (International) +412-317-6789

Replay Number: 877-344-7529 // (International) +412-317-0088

Replay Access Code: 10029848 (Replay available through August 26, 2013 at 9:00am EDT)

Speakers: Stephen T. Zarrilli, President and Chief Executive Officer; and Jeffrey B. McGroarty, Senior Vice President and Chief Financial Officer.

Format: Discussion of second quarter 2013 financial results followed by Q&A.

For more information please contact IR(at)safeguard(dot)com

EVENTS

For the latest information about what conferences Safeguard’s executives will be attending and presenting at, visit www.safeguard.com/events.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, Pa., Safeguard Scientifics, Inc. (NYSE:SFE) provides growth capital and operational support to entrepreneurial and innovative healthcare and technology companies in medtech, healthtech, specialty pharmaceuticals, financial technology, digital media, and Enterprise 3.0. For more information, please visit our website at www.safeguard.com.

Safeguard Press Resources

Blog: blog.safeguard.com
Twitter: @Safeguard
StockTwits: SFE
LinkedIn: Safeguard Scientifics
YouTube: SafeguardSFE
SlideShare: SafeguardScientifics

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2013	2012

Assets
Cash, cash equivalents and marketable securities	$172,963	$176,986
Restricted marketable securities and cash held in escrow	6	6,444
Other current assets	1,334	2,408
Total current assets	174,303	185,838
Ownership interests in and advances to partner companies and funds	143,100	148,639
Loan participations receivable	8,310	7,085
Available-for-sale securities	18	58
Long-term marketable securities	7,146	29,059
Other assets	3,241	3,465
Total Assets	$336,118	$374,144

Liabilities and Equity
Convertible senior debentures - current	$470	$-
Other current liabilities	7,468	7,261
Total current liabilities	7,938	7,261
Other long-term liabilities	3,862	3,921
Convertible senior debentures - non-current	48,970	48,991
Total equity	275,348	313,971
Total Liabilities and Equity	$336,118	$374,144

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating expenses	$6,715	$5,148	$12,089	$9,891
Operating loss	(6,715)	(5,148)	(12,089)	(9,891)
Other income (loss), net interest and equity income (loss)	(21,408)	(4,989)	(27,973)	(9,906)

Net loss before income taxes	(28,123)	(10,137)	(40,062)	(19,797)
Income tax benefit (expense)	-	-	-	-
Net loss	$(28,123)	$(10,137)	$(40,062)	$(19,797)

Net loss per share:
Basic	$(1.33)	$(0.48)	$(1.90)	$(0.95)
Diluted	$(1.33)	$(0.48)	$(1.90)	$(0.95)

Average shares used in computing basic and diluted loss per share:	21,128	20,927	21,119	20,903

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating Loss
Healthcare	$-	$-	$-	$-
Technology	-	-	-	-
Penn Mezzanine	(4)	(2)	(9)	(4)
Total segment results	(4)	(2)	(9)	(4)
Other items (a)	(6,711)	(5,146)	(12,080)	(9,887)
	$(6,715)	$(5,148)	$(12,089)	$(9,891)

Net Loss
Healthcare	$(17,275)	$(3,270)	$(22,340)	$(6,180)
Technology	(3,399)	(56)	(4,500)	(1,045)
Penn Mezzanine	(13)	(533)	328	(83)
Total segment results	(20,687)	(3,859)	(26,512)	(7,308)
Other items (a)	(7,436)	(6,278)	(13,550)	(12,489)
Net loss	$(28,123)	$(10,137)	$(40,062)	$(19,797)

(a) Other items includes corporate expenses and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 20 partner companies as of June 30, 2013, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	June 30,
	2013

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method	$104,509	$197,547
Cost method	12,530	12,530
Fair value method	19,363	23,324
Other holdings	6,698	36,337
	$143,100	$269,738

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave III
Vice President, Business Development
and Corporate Communications
610-975-4952
jshave(at)safeguard(dot)com